EXHIBIT 21.1

LINCARE HOLDINGS INC. ACTIVE SUBSIDIARIES AND
PARTNERSHIPS

DELAWARE CORPORATIONS:

  1) Alpha Respiratory Inc.

  2) Gamma Acquisition Inc.

  3) Health Care Solutions at Home Inc.

  4) Home-Care Equipment Network Inc.

  5) Lincare Holdings Inc.

  6) Lincare Inc.

  7) Lincare Licensing Inc.

  8) Lincare Pharmacy Services Inc.

  9) Lincare Procurement Inc.

 10) Med 4 Home Inc.

 11) HCS Lancaster LLC

INDIANA CORPORATION:

  1) ConvaCare Services Inc.

MICHIGAN LIMITED LIABILITY COMPANY:

  1) Healthlink Medical Equipment LLC

NEW YORK CORPORATION:

  1) Lincare of New York Inc.